David Lubin & Associates, PLLC

10 Union Avenue

Suite 5

Lynbrook, New York 11563

(516) 887-8200

Fax: (516) 887-8250

david@dlubinassociates.com

May 6, 2013

REXIT Inc.

1550 54th Street

Brooklyn, New York 11219

Re:	Registration Statement on Form S-1 (the "Registration Statement")

Gentlemen:

We have acted as counsel to ReXit Inc. (the "Company") in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the sale of up to 200,000 shares of common stock, par value $0.0001 per share, and 200,000 shares of Series A Preferred Stock to be offered and sold by the Company.

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Based on our examination mentioned above, we are of the opinion that the shares being sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the laws of the State of New York and to the applicable statutory provisions of the Maryland General Corporation Law, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other jurisdiction.

ReXit Inc.

May 6, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ David Lubin & Associates, PLLC

DAVID LUBIN & ASSOCIATES, PLLC